Exhibit 5.3

TROUTMAN SANDERS LLP Attorneys at Law One Wells Fargo Center 301 S. College Street, Suite 3400 Charlotte, North Carolina 28202 704.998.4050 telephone troutmansanders.com

June 23, 2017

Bonterra Builders, LLC

8601 N. Scottsdale Road, Suite 225

Scottsdale, AZ 85253

and

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, AZ 85253

Re:	Bonterra Builders, LLC
Registration Statement on Form S-4; Guaranty

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Bonterra Builders, LLC, a North Carolina limited liability company (“Guarantor”), in connection with the filing of that certain Registration Statement on Form S-4 on or about June 23, 2017 (the “Registration Statement”), by AV Homes, Inc., a Delaware corporation (the “Company”), Guarantor and the other registrants named therein, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the Registration Statement.

The Registration Statement relates to the exchange of $400,000,000 principal amount of the Company’s 6.625% Senior Notes due 2022 (the “Securities”) for $400,000,000 principal amount of the Company’s outstanding 6.625% Senior Notes due 2022 (the “Old Securities”). The Securities are to be issued under an Indenture, dated as of May 18, 2017 (the “Indenture”), among the Company, certain subsidiaries of Company and Wilmington Trust, National Association, as trustee (“Trustee”).

We have made such examination of law and facts as we have deemed necessary as a basis for our opinions set forth below. In connection with such examination, we have reviewed originals or facsimile or electronic copies of the following documents:

(i)	the Registration Statement;

(ii)	the Indenture;

ATLANTA    BEIJING    CHARLOTTE    CHICAGO    HONG KONG    NEW YORK    ORANGE COUNTY    PORTLAND    RALEIGH

RICHMOND    SAN DIEGO    SAN FRANCISCO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

Bonterra Builders, LLC

June 23, 2017

(iii)	the terms of the Securities; and

(iv)	the guarantee of Guarantor, the terms of which are set forth in the Indenture (the “Guarantee”).

Each agreement described in (i) through (iv) above is sometimes referred to herein as a “Transaction Document” and such agreements are sometimes collectively referred to herein as the “Transaction Documents.” Each Transaction Document to which Guarantor is a party is sometimes referred to herein as a “Guarantor Document” and such agreements are sometimes collectively referred to herein as the “Guarantor Documents.” The State of North Carolina is sometimes referred to herein as the “Applicable Jurisdiction.”

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

1. Guarantor is a limited liability company duly organized and validly existing under the laws of the Applicable Jurisdiction, and has the limited liability company power and authority necessary to own its respective property and to conduct the businesses in which it is engaged.

2. Guarantor has the limited liability company power and authority to execute and deliver each of the Guarantor Documents and to perform its obligations thereunder. The execution and delivery of the Guarantor Documents have been properly authorized by all necessary limited liability company action of Guarantor.

3. The execution, delivery and performance by Guarantor of each of the Guarantor Documents, the issuance of its Guarantee of the Securities under the Indenture and the compliance by Guarantor with the terms thereof, and the consummation of the transactions effected by the Guarantor Documents will not (i) result in any violation of the provisions of Guarantor’s articles of organization or operating agreement or (ii) result in the violation of the laws of the Applicable Jurisdiction.

4. No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, governmental authority or regulatory authority of the Applicable Jurisdiction is required for the execution, delivery and performance by Guarantor of each of the Guarantor Documents, the issuance of its Guarantee of the Securities under the Indenture and compliance of Guarantor with the terms thereof and the consummation of the transactions effected by the Guarantor Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as have been obtained and are in full force and effect or (ii) as may be required under applicable state securities laws in connection with the purchase and resale of the Securities.

5. The Indenture and the Guarantee have been duly authorized, executed and delivered by the Guarantor.

Bonterra Builders, LLC

June 23, 2017

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:

A. As to the accuracy of certain factual matters, we have relied on certificates of public officials, representations made by Company and Guarantor in the Transaction Documents, the assumptions set forth below and certificates of officers of Company and Guarantor reasonably believed by us to be appropriate sources of information, in each case without independent verification thereof or other investigation; provided, however, the attorneys within our Firm who have been directly involved in representing Company and Guarantor (as the case may be) in connection with the Transaction Documents have no actual knowledge concerning the factual matters upon which reliance is placed that would render such reliance unreasonable, and you are hereby expressly advised that we have undertaken no investigation or verification of such matters, either within our firm or otherwise. Except to the extent expressly otherwise set forth above, for purposes of this opinion, we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon Company or Guarantor, nor have we undertaken to review our internal files or any files of Company or Guarantor relating to transactions to which Company or Guarantor may be a party, or to discuss their transactions or business with any other lawyers in our firm or with any other officers, partners or any employees of Company or Guarantor.

B. This opinion letter is limited to the laws of the Applicable Jurisdiction.

C. We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of Company and Guarantor have sufficient legal capacity to enter into and perform the transactions contemplated by the Transaction Documents or to carry out their role in such transactions; (ii) each party to a Transaction Document (other than Guarantor) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each party to a Transaction Document (other than Guarantor) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such Transaction Document against Guarantor; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

D. The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in facts, that may occur after the date hereof.

E. The opinions expressed above are limited by the effect of bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable transactions, receivership, assignment for the benefit of creditors, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and by general principles of equity.

Bonterra Builders, LLC

June 23, 2017

F. In rendering the opinions expressed herein, we have only considered the applicability of statutes, rules and regulations that a lawyer in the relevant jurisdiction exercising customary professional diligence would reasonably recognize as being directly applicable to general business organizations that are not engaged in regulated business activities and to transactions involving such organizations of the type effected pursuant to the Transaction Documents.

G. The opinions expressed above do not address any of the following legal issues: (i) securities laws and regulations, the rules and regulations of securities exchanges, and laws and regulations specifically relating to commodity (and other) futures and indices, swaps, security-based swaps and other similar instruments (and activities related thereto), including without limitation all laws and regulations administered by one or both of the Securities and Exchange Commission and the Commodity Futures Trading Commission, as well as any “blue sky” laws; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations (e.g., ERISA); (iv) antitrust and unfair competition laws and regulations; (v) laws and regulations concerning filing and notice requirements (e.g., the Hart-Scott-Rodino Antitrust Improvements Act, as amended), other than requirements applicable to charter-related documents such as certificates of merger; (vi) laws, regulations, directives and executive orders restricting transactions with, or freezing or otherwise controlling assets of, designated foreign persons or governing investments by foreign persons in the United States (e.g., the Trading with the Enemy Act, as amended, regulations of the Office of Foreign Asset Control of the United States Treasury Department, and the Foreign Investment and National Security Act of 2007, as amended); (vii) compliance with fiduciary duty and conflict-of-interest requirements; (viii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (ix) environmental laws and regulations; (x) land use and subdivision laws and regulations; (xi) tax laws and regulations; (xii) intellectual property laws and regulations; (xiii) racketeering laws and regulations (e.g., RICO); (xiv) health and safety laws and regulations (e.g., OSHA); (xv) labor laws and regulations; (xvi) laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and (xvii) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

H. We express no opinion as to any defense based upon ultra vires, except to the extent specifically addressed in the opinions above, lack or inadequacy of consideration or the like.

The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. With respect to the authorization of Avatar Properties, Inc. acting as the sole member of Guarantor, we have relied upon the opinion of Melisa Boross Konderik, Vice President and Assistant General Counsel of

Bonterra Builders, LLC

June 23, 2017

AV Homes, Inc., delivered in connection with the transactions underlying the Transaction Documents. This opinion letter is being furnished to Guarantor as of the date hereof in connection with the filing of the Registration Statement, and may not be used for any other purpose or relied on by or assigned, published or communicated to any other Person without our prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TROUTMAN SANDERS LLP